Exhibit 99.2

Corporate	Investor Relations
Conceptus	Lippert/Heilshorn & Associates
Gregory Lichtwardt, CFO	Kim Sutton Golodetz
(650) 962-4039	(212) 838-3777
glichtwardt@conceptus.com	kgolodetz@lhai.com

Bruce Voss
(310) 691-7100
bvoss@lhai.com

Media
Conceptus
Public Relations
(650) 962-4126
publicrelations@conceptus.com

CONCEPTUS INTENDS TO OFFER $75 MILLION OF
CONVERTIBLE SENIOR NOTES

MOUNTAIN VIEW, Calif. (February 5, 2007) — Conceptus, Inc. (Nasdaq: CPTS), announced today that it intends to offer, subject to market and other conditions, an aggregate of $75,000,000 of Convertible Senior Notes due 2027.  The notes will be convertible, in certain circumstances, into a combination of cash and Conceptus common stock.  In general, upon conversion, the holder of each note would receive, in respect of the conversion value of such note, cash up to the principal amount of such note and Conceptus common stock for the note’s conversion value in excess of such principal amount.  The Company intends to grant the underwriter a 30-day option to purchase up to an additional $11,250,000 of convertible senior notes to cover over-allotments, if any.

In connection with the offering of the notes, the Company also expects to enter into convertible note hedge transactions with certain dealers.  The convertible note hedge transactions are expected to reduce the potential dilution upon conversion of the notes.  The Company intends to use a portion of the net proceeds from the offering of the notes together with the proceeds from warrant transactions, which the Company also intends to enter into with certain dealers, to fund the cost of the convertible note hedge transactions.  If the underwriter exercises its over-allotment option, the Company intends to use a portion of the net proceeds from the sale of the additional notes, together with proceeds from additional warrant transactions, to enter into additional convertible note hedge transactions, or amend the initial convertible note hedges.

In connection with the convertible note hedge transactions, it is expected that the dealers that are party to such transactions, or their affiliates, will enter into various derivative or other transactions with respect to Conceptus common stock.  In addition, following pricing of the offering of the notes, such parties or their affiliates may continue to enter into, or to unwind, various derivatives transactions with respect to Conceptus common stock and/or to purchase or sell shares of Conceptus common stock in secondary market transactions, including during the cash settlement averaging period relating to a conversion of the notes.

The Company intends to use the remaining net proceeds from this offering for general corporate purposes, which may include working capital and/or possible acquisitions of other businesses, technologies or products.

UBS Investment Bank is acting as sole book-running manager in connection with the offering.

The public offering of the Company’s convertible senior notes will be made only by means of a prospectus and prospectus supplement under the Company’s existing $150 million shelf registration statement.  The prospectus and a preliminary prospectus supplement relating to the offering have been filed with the Securities and Exchange Commission and are available on the SEC’s website at www.sec.gov. Copies of the prospectus and preliminary prospectus supplement may also be obtained from UBS Investment Bank, Attention: Prospectus Department, 299 Park Avenue, New York, New York, 10171, (888) 827-7275.

This press release does not constitute an offer to sell or solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Conceptus

Conceptus, Inc. manufactures and markets the Essure Permanent Birth Control system, an innovative medical device and procedure designed to provide a non-incisional alternative to tubal ligation, which is currently the leading form of birth control worldwide.  Additional information about the Essure procedure is available at www.essure.com or by calling the Essure Information Center at 1-877-ESSURE1.  Additional information about Conceptus is available at www.conceptus.com or by calling 1-877-ESSURE2.

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